NYSE American: UEC

Uranium Energy Corp Announces the Public Listing of

Uranium Royalty Corp.

Corpus Christi, TX, December 16, 2019 – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) is pleased to announce that Uranium Royalty Corp. (“URC”) has successfully completed its initial public offering raising total gross proceeds of CAD$30 million. URC’s shares have commenced trading on the TSX Venture Exchange under the symbol “URC”.

UEC owns 14 million shares of Uranium Royalty Corp., which represents 19.5% of its issued and outstanding shares. As of the close of trading on December 13, UEC’s shareholding in URC was valued at CAD$16.5 million.

Uranium Royalty Corp. is the first and only publicly listed uranium royalty and streaming company. UEC believes that, by virtue of its ownership in URC, shareholders will indirectly benefit from leverage to the uranium price through a diverse array of royalty assets, spanning different jurisdictions and operating partners.  To learn more about URC, visit www.UraniumRoyalty.com

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium mining and exploration company.  In South Texas, the Company’s hub-and-spoke operations are anchored by the fully-licensed Hobson Processing Facility which is central to the Palangana, Burke Hollow and Goliad ISR projects.  In Wyoming, UEC controls the Reno Creek project, which is the largest permitted, pre-construction ISR uranium project in the U.S.  Additionally, the Company controls a pipeline of uranium projects in Arizona, New Mexico and Paraguay, a uranium/vanadium project in Colorado and one of the highest-grade and largest undeveloped Ferro-Titanium deposits in the world, located in Paraguay.  The Company’s operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Twitter: @UraniumEnergy

Stock Exchange Information:
NYSE American: UEC

+Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release.